SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): July 24, 2012

 TRI-TECH HOLDING INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-34427	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16th Floor of Tower B, Renji Plaza

101 Jingshun Road, Chaoyang District

Beijing 100102 China

(Address of principal executive offices)

Registrant’s telephone number, including area code: +86 (10) 5732-3666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(c) Election of Director

On July 24, 2012, the Nominating Committee of the Registrant recommended, and the Board of Directors of the Registrant approved, the appointment of Mr. Ming Zhu, 53, to serve as a Class II member of the Board of Directors, effective July 25, 2012, until the 2014 annual shareholders meeting, at which time the shareholders will vote on whether Mr. Zhu will continue to serve as a Class II member of the Board. Mr. Zhu will also serve on the Compensation Committee and the Nominating Committee. There are no transactions involving Mr. Zhu that are required to be disclosed under Item 404(a) of Regulation S-K under the Securities Act of 1933.

Mr. Zhu has been a business consultant with RMCC Investment LLC., a Richmond, Virginia based consulting firm. Mr. Zhu holds a master’s degree in tourism and business from Virginia Commonwealth University. Mr. Zhu has served as an independent director at eFuture Information Technology Inc. (Nasdaq: EFUT) since 2005. Mr. Zhu is chosen for his extensive business and consulting background to offer advice on best practices and business development and expansion.

Mr. Zhu is not related to any Director or executive officer of the Registrant.

Pursuant to an Independent Director Agreement with Mr. Zhu, the Company has agreed to pay Mr. Zhu a director fee of RMB 48,000 per year. In addition, Mr. Zhu will receive options to purchase 5,000 ordinary shares of the Company for the first year of his service, exercisable at the close price as of the date of grant. There is no arrangement or understanding between such director and any other persons pursuant to which such director was selected as a director, other than the terms of the Independent Director Agreement.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Tri-Tech Holding Inc.

By:	/s/ Phil Fan
Name:	Phil Fan
Title:	President

Dated: July 24, 2012